CONTACT:
Joy Schmitt
Corporate Communications
schmitt@genta.com
908-286-6449

Genta Announces 3rd Quarter 2004 Financial Results

BERKELEY HEIGHTS, NJ – November 9, 2004 – Genta Incorporated (NASDAQ: GNTA) today announced financial results for the third quarter ended September 30, 2004. The Company reported revenues of $1.4 million for the quarter and a net loss of $5.6 million or $0.07 per share. At the end of the quarter, the Company had cash, cash equivalents and marketable securities totaling $36.7 million.

Genta reported revenues of $1.4 million for the third quarter, compared to $1.3 million in the third quarter of 2003. The gross margin for the quarter was $0.7 million, compared with $1.3 million for the comparable 2003 period. Based on the latest sales projections, the Company has reserved $0.7 million in the third quarter as a provision for excess Ganite® (gallium nitrate) inventory. However, if sales exceed the lowered projections, it is anticipated that this drug substance can be used to produce commercial supplies, as well as vials for future clinical trials.

Third quarter gross expenses were $25.4 million, before reimbursements pursuant to our commercialization agreement with Aventis. This amount represented a decrease of $5.0 million over the comparable quarter in 2003. The decrease was driven primarily by lower Selling, General and Administrative expenses related to the staff reductions and other actions announced in May 2004. Expenses related to the manufacturing and purchases of Genasense® (oblimersen sodium) bulk drug substance offset lower clinical trial expenses, resulting in gross R&D expenses that were largely unchanged versus 2003. The Company anticipates that there will be minimal expenses associated with Genasense manufacturing and purchases during the fourth quarter of 2004.

Third quarter net expenses, after the Aventis expense reimbursement of $20.5 million, decreased from $18.6 million in the third quarter of 2003 to $4.9 million in the third qua rter of 2004. The key factor behind the higher third quarter 2004 expense reimbursement and resulting lower net expenses was the supply of Genasense drug to Aventis. In the third quarter, Genta supplied Aventis $15.5 million of Genasense vialed drug product and bulk drug substance. Proceeds from this sale were applied towards the balance of the Aventis Line of Credit and accrued interest, which was the key factor in the significant decrease in the Line of Credit balance from $35.0 million as of June 30, 2004 to $19.0 million as of September 30, 2004.

As previously reported, Genta closed its laboratory and office facility in Salt Lake City. Fixed asset write-offs related to this closure, combined with the disposal of some excess/outmoded IT equipment, resulted in a $1.3 million non-cash loss on disposition of property and equipment, which is reflected in the third quarter financial results. In August, the Salt Lake City facility lease was assigned to another company, and Genta anticipates no ongoing expenses related to this facility.

Genta had cash, cash equivalents and marketable securities of $36.7 million as of September 30, 2004. This compares to $50.2 million as of June 30, 2004 and $87.4 million as of September 30, 2003. Taking into account Genasense drug substance purchases during the quarter and ongoing operations, the decrease in cash during the third quarter was consistent with the guidance indicated in the second quarter earnings announcement.

As announced yesterday, the Company has received from Aventis notice of termination of the Genasense collaboration agreements entered into by the two companies in 2002. The key financial impacts of the Aventis six month notice of termination of the Genasense collaboration are as follows:

- Under the terms of the alliance agreements, Aventis will continue to reimburse Genta for ongoing Genasense clinical trials and development activities during the six month notice period. After May 8, 2005, all Genasense costs will be the responsibility of Genta.

- Prior to the notice of termination, the ability to borrow additional funds under Aventis Line of Credit was anticipated to terminate on December 31, 2004 with repayment due no later than June 30, 2005. With the Aventis notice of termination, Genta cannot borrow additional funds and the Line of Credit must be repaid no later than May 8, 2005.

- At September 30, 2004, the Company had $10.0 million in outstanding convertible debt that was issued in connection with the Aventis collaboration . Under the terms of one of the Genasense alliance agreements, if Aventis elects to terminate the agreement, which it has done, Aventis is required to forgive this debt.

The Company is evaluating the impact of the Aventis notice of termination on cash projections and will provide guidance at a later date.

Conference Call and Webcast

Genta Incorporated will host a conference call and live audio webcast this morning, Tuesday, November 9, 2004. Dr. Raymond P. Warrell, Jr., Chief Executive Officer, and William Keane, Chief Financial Officer, will host the call and webcast at 8:30 AM EST.

The conference call can be accessed live at 8:30 AM EST this morning as follows:

The conference call can be accessed live as follows:
U.S./Canada: Dial (877) 634-8606, reference Genta Incorporated.
International: Dial (706) 679-3140, reference Genta Incorporated.

The webcast will be available in the Investor Relations section of the Company’s website at: http://www.genta.com/genta/InvestorRelation/events.html and will be archived for 30 days.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release and the conference call to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated

Genta Incorporated
Selected Condensed Consolidated Financial Data
(unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Revenues:
Product sales - net	$87	$–	$711	$–
License fees/Development Funding/Other	1,310	1,296	3,928	3,925

Total revenues	1,397	1,296	4,639	3,925

Cost of goods sold	19	–	165	–
Provision for excess inventory	693	–	693	–

Gross margin	685	1,296	3,781	3,925

Costs and expenses:
Research and development	20,643	21,061	61,940	54,733

Selling, general and administrative	4,721	9,309	24,228	20,403

Total costs and expenses - gross	25,364	30,370	86,168	75,136
Aventis reimbursement	(20,489)	(11,760)	(36,453)	(40,350)

Total costs and expenses - net	4,875	18,610	49,715	34,786

Loss on disposition of property and equipment	(1,254)	(2)	(1,254)	(2)
Other (expense)/income	(136)	151	(79)	677

Net loss	$(5,580)	$(17,165)	$(47,267)	$(30,186)

Net loss per common share	$(0.07)	$(0.23)	$(0.60)	$(0.40)

Shares used in computing net loss per share	80,358	75,409	78,758	74,699

Condensed Consolidated Balance Sheet Data

	September 30 2004	December 31 2003
Cash, cash equivalents and
marketable securities	$36,703	$82,929
Working capital	1,028	82,281
Total assets	50,365	114,675
Total stockholders’ (deficit)/equity	(34,415)	12,254